Exhibit 21.1

Subsidiaries of Registrant

Name	Chinese Name (where applicable)	Jurisdiction of Incorporation or Organization
Hong Chang Global Investment Holdings Limited	N/A	British Virgin Islands
Hong Chang Biotechnologies (HK) Limited	N/A	Hong Kong
Fujian Hongjin Biotechnology Co, Ltd.	福建鸿锦生物科技有限公司	China
Fuqing Hongchang Global Import Export Co., Ltd.	福清市鸿昌环球进出口有限公司	China
Fuqing Hongchang Food Co., Ltd.	福清市鸿昌食品有限公司	China
Fuqing Hongchang Global Logistics Co., Ltd.	福清市鸿昌环球供应链有限公司	China
Fujian Hongchang Global Food Co., Ltd.	福建鸿昌环球食品有限公司	China
Hongchang Global (Fuqing) Agritech Development Co., Ltd.	鸿昌环球 （福清市）农业科技发展有限公司	China